EXHIBIT 23.1

Independent Auditors’ Consent

Shareholders and Board of Directors

Sizeler Property Investors, Inc.:

We consent to incorporation by reference in registration statements (No. 333-72210 and No. 333-103380) on Form S-3, and (No. 333-16073, No. 333-85212 and No. 333-99541) on Form S-8 of Sizeler Property Investors, Inc. of our report dated January 30, 2004 except for Note I, as to which the dates are February 16, 2004 and March 5, 2004, with respect to the consolidated balance sheets of Sizeler Property Investors, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003, and all related financial statement schedules, which report appears in the December 31, 2003, annual report on Form 10-K of Sizeler Property Investors, Inc.

KPMG LLP

New Orleans, Louisiana

March 12, 2004